Exhibit 5.1

King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Tel: +1 713 751 3200 Fax: +1 713 751 3290 www.kslaw.com

October 31, 2022

NexTier Oilfield Solutions Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

Re:	Registration Statement on Form S-3 (File No. 333-256092)

Ladies and Gentlemen:

We have acted as counsel to NexTier Oilfield Solutions Inc., a Delaware corporation (the “Company”), in connection with the resale of up to 500,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) by selling stockholders named in the supplement to the prospectus (the “Prospectus Supplement”) to the Company’s registration statement on Form S-3 (the “Registration Statement”), File No. 333-256092, filed on May 13, 2021 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions expressed herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed on October 31, 2022, to be incorporated by reference into the Registration Statement on Form S-3 (File No. 333-256092) relating to the Shares and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated October 31, 2022. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP